Exhibit 99.1
NEWS CORPORATION REPORTS FIRST QUARTER RESULTS FOR FISCAL 2026
FISCAL 2026 FIRST QUARTER KEY FINANCIAL HIGHLIGHTS

•First quarter revenues were $2.14 billion, a 2% increase compared to $2.10 billion in the prior year, driven by growth at the Dow Jones and Digital Real Estate Services segments, while net income from continuing operations in the quarter was $150 million, a 1% increase compared to $149 million in the prior year
•First quarter Total Segment EBITDA was $340 million, a 5% increase compared to $325 million in the prior year
•For the quarter, reported EPS from continuing operations were $0.20 as compared to $0.21 in the prior year - Adjusted EPS were $0.22 compared to $0.20 in the prior year
•Dow Jones revenues for the quarter were $586 million, a 6% increase compared to the prior year, underpinned by higher professional information business revenue growth of 16% at Risk & Compliance and higher digital circulation revenues
•Revenues at Move, operator of Realtor.com®, were $152 million, a 9% increase from the prior year, the highest quarterly year-over-year growth since the second quarter of fiscal 2022
•Book Publishing Segment EBITDA was impacted by a $13 million write-off of a customer receivable
•News Media posted a strong improvement in profitability from the prior year driven by continued cost savings initiatives and higher pricing on circulation and subscriptions
•The Company accelerated the rate of share repurchases in the first quarter, which currently is running at over four times the fiscal 2025 pace

NEW YORK, NY – November 6, 2025 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended September 30, 2025.

Commenting on the results, Chief Executive Robert Thomson said:

“Following a sterling performance in fiscal 2025 – one that marked a record year for profitability on a continuing operations basis – News Corp continued to increase both revenue and profitability in the first quarter of fiscal 2026, led by strength at Dow Jones and Digital Real Estate Services, and bolstered by digital and AI-related revenues.

Overall revenue for the period rose 2 percent versus the prior year to $2.1 billion, net income from continuing operations was $150 million, up from $149 million last year, and Total Segment EBITDA increased by 5 percent to $340 million. The positive results came despite an uncharacteristically weak performance in Book Publishing, which has been showing signs of improvement in recent weeks. EPS from continuing operations were $0.20 as compared to $0.21 in the prior year, while our adjusted EPS rose to $0.22 from $0.20.

Clearly, our current cash position is robust, and we expect to generate strong free cash flow this fiscal year, and have thus materially increased the rate of our share buybacks. We believe our shares are undervalued, given the sum of our valuable parts and our profit trajectory, and we will continue to focus on ways and means to maximize shareholder value.

It is also patently clear that the value of IP in the age of AI is misconceived. Information and sophisticated data are the essence of AI, and without these essential ingredients, AI is but empty, ignorant infrastructure. Electricity without alacrity. Buildings without billings. Chips without chops.

Thankfully, we are seeing a positive trend with both enlightened companies and wise courts deciding that creativity and content must not be stolen, but purchased for a reasonable price. Courtship and courts are both crucial components of our strategy. Our wooing has gained increasing traction, and we expect to announce further partnerships in the near future, which we expect to have a positive impact on our results.”

FIRST QUARTER RESULTS

The Company reported fiscal 2026 first quarter total revenues of $2.14 billion, a 2% increase compared to $2.10 billion in the prior year period, primarily driven by higher circulation and subscription revenues at the Dow Jones segment and higher real estate revenues at the Digital Real Estate Services segment, and includes a $4 million positive impact from foreign currency fluctuations. The increase was partly offset by lower revenues at the Book Publishing segment. Adjusted Revenues (which excludes the foreign currency impact, acquisitions and divestitures as defined in Note 2) increased 2% compared to the prior year.

Net income from continuing operations for the quarter was $150 million, a 1% increase compared to $149 million in the prior year, primarily driven by higher Total Segment EBITDA, largely offset by lower Other, net.

The Company reported first quarter Total Segment EBITDA of $340 million, a 5% increase compared to $325 million in the prior year primarily due to strong contributions from the Digital Real Estate Services, Dow Jones and News Media segments. Results include a $13 million write-off of a customer receivable at the Book Publishing segment. Adjusted Total Segment EBITDA (as defined in Note 2) increased 5%.

Net income from continuing operations per share attributable to News Corporation stockholders was $0.20 as compared to $0.21 in the prior year. Adjusted EPS (as defined in Note 3) were $0.22 compared to $0.20 in the prior year.

SEGMENT REVIEW

	For the three months ended September 30,
	2025	2024	% Change
	(in millions)		Better/ (Worse)
Revenues:
Dow Jones	$586	$552	6%
Digital Real Estate Services	479	457	5%
Book Publishing	534	546	(2)%
News Media	545	541	1%
Other	—	—	—%
Total Revenues	$2,144	$2,096	2%

Segment EBITDA:
Dow Jones	$144	$131	10%
Digital Real Estate Services	158	140	13%
Book Publishing	58	81	(28)%
News Media	30	18	67%
Other	(50)	(45)	(11)%
Total Segment EBITDA	$340	$325	5%

Dow Jones

Revenues in the quarter increased $34 million, or 6%, compared to the prior year, driven by higher circulation and subscription revenues from continued growth in the professional information business and higher digital circulation revenues. Digital revenues at Dow Jones in the quarter represented 84% of total revenues compared to 82% in the prior year. Adjusted Revenues increased 5%.

Circulation and subscription revenues increased $32 million, or 7%, reflecting a 10% increase in professional information business revenues, led by 16% growth in Risk & Compliance revenues to $94 million, which includes a modest contribution from the recent acquisitions of Dragonfly Intelligence and Oxford Analytica, and 7% growth in Dow Jones Energy revenues to $73 million. Factiva revenues improved driven by the resolution of a customer dispute, as well as a modest benefit from an increased number of new customers. Circulation revenues increased 3% compared to the prior year, primarily driven by the conversion of customers from introductory promotions to higher pricing and the continued growth in digital-only subscriptions, partly offset by lower print volume. Digital circulation revenues accounted for 75% of circulation revenues for the quarter, compared to 72% in the prior year.

During the first quarter, total average subscriptions to Dow Jones’ consumer products were nearly 6.4 million, an 8% increase compared to the prior year. Digital-only subscriptions to Dow Jones’ consumer products grew 10% to almost 5.9 million. Total subscriptions to The Wall Street Journal grew 8% compared to the prior year, to over 4.6 million average subscriptions in the quarter. Digital-only subscriptions to The Wall Street Journal grew 11% to over 4.2 million average subscriptions in the quarter, which included growth in enterprise and individual consumer subscriptions, and represented 91% of total Wall Street Journal subscriptions.

	For the three months ended September 30,
	2025	2024	% Change
(in thousands, except %)			Better/(Worse)
The Wall Street Journal
Digital-only subscriptions	4,217	3,811	11%
Total subscriptions	4,610	4,255	8%
Barron’s Group
Digital-only subscriptions	1,366	1,325	3%
Total subscriptions	1,471	1,446	2%
Total Consumer
Digital-only subscriptions	5,878	5,325	10%
Total subscriptions	6,392	5,908	8%

Advertising revenues were flat for the quarter as a 2% increase in digital advertising revenues was offset by a 4% decrease in print advertising revenues. Digital advertising accounted for 68% of total advertising revenues for the quarter, compared to 67% in the prior year.

Segment EBITDA for the quarter increased $13 million, or 10%, primarily as a result of the higher revenues discussed above, partially offset by higher employee and marketing costs. Adjusted Segment EBITDA increased 11%.

Digital Real Estate Services

Revenues in the quarter increased $22 million, or 5%, compared to the prior year, driven by higher revenues at both Move and REA Group. The increases were partly offset by a $7 million, or 1%, negative impact from foreign currency fluctuations. Segment EBITDA in the quarter increased $18 million, or 13%, compared to the prior year, due to higher contribution from REA Group, which benefited from the absence of the $12 million of deal costs related to the withdrawn offer to acquire Rightmove in the prior year, and improved results at Move, partly offset by a $4 million, or 3%, negative impact from foreign currency fluctuations. Adjusted Revenues and Adjusted Segment EBITDA increased 7% and 16%, respectively.

In the quarter, revenues at REA Group increased $9 million, or 3%, to $327 million, driven by higher Australian residential revenues due to price increases and growth in add-on products, and higher financial services revenues, partly offset by a $7 million, or 2%, negative impact from foreign currency fluctuations. Constant currency revenues were up 5%. In September, REA India completed the divestment of PropTiger and following recent regulatory changes impacting the commercial viability of the Housing Edge offering, REA India made the decision to discontinue this business in October. Australian national residential buy listing volumes in the quarter were down 8% compared to the prior year, with listings in Sydney down 6% and Melbourne down 4%.

Move’s revenues in the quarter increased $13 million, or 9%, to $152 million, primarily as a result of higher sales of RealPRO SelectSM as Move shifts its focus to more premium offerings with higher revenues per lead and revenue growth in seller, new homes and rentals. The increase was partially offset by the ongoing impact of the macroeconomic environment on the housing market, which led to lower lead volumes. Based on Move’s internal data, average monthly unique users of Realtor.com®’s web and mobile sites for the fiscal first quarter decreased 6% compared to the prior year to 72 million. Lead volume was down 1% compared to the prior year period, moderating significantly from recent quarters’ declines. September visits for Realtor.com®, according to Comscore, were 254 million, and it continued to gain share among other real estate portals.

Book Publishing

Revenues in the quarter decreased $12 million, or 2%, compared to the strong prior year performance, which included higher sales from Hillbilly Elegy by J.D. Vance, and were also impacted by softer consumer spending within the industry and the timing of ordering from certain customers. The decrease was partly offset by a $5 million, or 1%, positive impact from foreign currency fluctuations. Key titles in the quarter included Katabasis by R.F. Kuang, An Inside Job by Daniel Silva and We Are All Guilty Here by Karin Slaughter. Adjusted Revenues decreased 4%.

Digital sales decreased 9% compared to the prior year due to an 11% decline in audiobook sales and 9% decline in e-book sales, driven by mix of titles and the difficult prior year comparison. Digital sales represented 23% of Consumer revenues for the quarter compared to 25% for the prior year period. Backlist sales represented approximately 65% of Consumer revenues in the quarter compared to 64% in the prior year.

Segment EBITDA for the quarter decreased $23 million, or 28%, compared to the prior year, primarily due to a $13 million write-off of a customer receivable, the lower revenues discussed above and higher employee costs, partially offset by lower costs related to lower sales volume. Adjusted Segment EBITDA decreased 28%.

News Media
Revenues in the quarter increased $4 million, or 1%, as compared to the prior year, primarily driven by higher circulation and subscription revenues and a $3 million, or 1%, positive impact from foreign currency fluctuations, partly offset by lower advertising revenues. Adjusted Revenues for the segment increased 1% compared to the prior year.

Circulation and subscription revenues increased $7 million, or 2%, compared to the prior year, benefiting from increased cover prices and subscription pricing in the U.K. and Australia, digital subscriber growth, as well as a $3 million, or 1%, positive impact from foreign currency fluctuations, partially offset by print volume declines.

Advertising revenues decreased $7 million, or 4%, compared to the prior year, primarily due to lower print and digital advertising revenues at News Corp Australia, partly offset by higher advertising revenues at the New York Post and a $1 million positive impact from foreign currency fluctuations.

In the quarter, Segment EBITDA increased $12 million, or 67%, compared to the prior year, driven by cost savings initiatives, lower Talk costs and the higher revenues discussed above. Adjusted Segment EBITDA increased 53%.

Digital revenues represented 38% of News Media segment revenues in the quarter, flat compared to the prior year, and represented 36% of the combined revenues of the newspaper mastheads. Digital subscribers and users across key properties within the News Media segment are summarized below:

•Closing digital subscribers at News Corp Australia as of September 30, 2025 were 1,162,000 (993,000 for news mastheads), compared to 1,127,000 (979,000 for news mastheads) in the prior year (Source: Internal data)
•The Times and Sunday Times closing digital subscribers, including the Times Literary Supplement, as of September 30, 2025 were 640,000, compared to 600,000 in the prior year (Source: Internal data).
•The Sun’s digital offering reached 77 million global monthly unique users in September 2025, compared to 80 million in the prior year (Source: Meta Pixel)
•New York Post’s digital network reached 94 million unique users in September 2025, compared to 103 million in the prior year (Source: Google Analytics)

CASH FLOW
The following table presents a reconciliation of net cash provided by operating activities from continuing operations to free cash flow:

	For the three months ended September 30,
	2025	2024
	(in millions)
Net cash provided by operating activities from continuing operations	$85	$26
Less: Capital expenditures	(81)	(75)
Free cash flow	$4	$(49)

Net cash provided by operating activities from continuing operations of $85 million for the three months ended September 30, 2025 was $59 million higher than net cash provided by operating activities from continuing operations of $26 million in the prior year, primarily due to lower working capital and higher Total Segment EBITDA, partially offset by higher tax payments.

Free cash flow in the three months ended September 30, 2025 was $4 million compared to $(49) million in the prior year. The improvement in free cash flow was primarily due to higher cash provided by operating activities from continuing operations, as mentioned above, partly offset by higher capital expenditures.

Free cash flow is a non-GAAP financial measure. Free cash flow is defined as net cash provided by (used in) operating activities from continuing operations less capital expenditures. Free cash flow excludes cash flows from discontinued operations. Free cash flow may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what items should be included in the calculation of free cash flow.

Free cash flow does not represent the total increase or decrease in the cash balance for the period and should be considered in addition to, not as a substitute for, the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP, which incorporates all cash movements during the period.

The Company believes free cash flow provides useful information to management and investors about the Company’s liquidity and cash flow trends.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, Adjusted EPS, constant currency revenues and free cash flow are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2, 3 and 4 and the reconciliation of net cash provided by operating activities from continuing operations to free cash flow is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00 p.m. EST on November 6, 2025. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, the Company’s strategy and strategic initiatives, including potential acquisitions, investments and dispositions, the Company’s cost savings initiatives and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission. More detailed information about factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: information services and news, digital real estate services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.
Contacts:

Investor Relations	Corporate Communications
Michael Florin	Arthur Bochner
212-416-3363	646-422-9671
mflorin@newscorp.com	abochner@newscorp.com

Anthony Rudolf
212-416-3040
arudolf@newscorp.com

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	For the three months ended September 30,
	2025	2024
Revenues:
Circulation and subscription	$782	$743
Advertising	317	321
Consumer	510	521
Real estate	370	357
Other	165	154
Total Revenues	2,144	2,096
Operating expenses	(941)	(952)
Selling, general and administrative	(863)	(819)
Depreciation and amortization	(117)	(112)
Impairment and restructuring charges	(19)	(22)
Equity losses of affiliates	(2)	(3)
Interest income, net	6	—
Other, net	4	22
Income before income tax expense from continuing operations	212	210
Income tax expense from continuing operations	(62)	(61)
Net income from continuing operations	150	149
Net loss from discontinued operations, net of tax	—	(5)
Net income	150	144
Net income attributable to noncontrolling interests from continuing operations	(38)	(31)
Net loss attributable to noncontrolling interests from discontinued operations	—	6
Net income attributable to News Corporation stockholders	$112	$119

Weighted-average shares outstanding
Basic	564.9	569.2
Diluted	566.9	571.2

Net income attributable to News Corporation stockholders per share:
Basic
Continuing operations	$0.20	$0.21
Discontinued operations	$—	$—
	$0.20	$0.21

Diluted
Continuing operations	$0.20	$0.21
Discontinued operations	$—	$—
	$0.20	$0.21

NEWS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	As of September 30, 2025	As of June 30, 2025
ASSETS
Current assets:
Cash and cash equivalents	$2,198	$2,403
Receivables, net	1,635	1,562
Inventory, net	327	327
Other current assets	313	519
Total current assets	4,473	4,811
Non-current assets:
Investments	1,028	1,016
Property, plant and equipment, net	1,321	1,331
Operating lease right-of-use assets	779	789
Intangible assets, net	1,897	1,930
Goodwill	4,420	4,373
Deferred income tax assets, net	233	254
Other non-current assets	1,192	1,000
Total assets	$15,343	$15,504
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$368	$335
Accrued expenses	949	1,036
Deferred revenue	504	498
Current borrowings	25	25
Other current liabilities	691	714
Total current liabilities	2,537	2,608
Non-current liabilities:
Borrowings	1,931	1,937
Retirement benefit obligations	118	117
Deferred income tax liabilities, net	53	57
Operating lease liabilities	900	904
Other non-current liabilities	494	492
Commitments and contingencies
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	10,929	11,058
Accumulated deficit	(664)	(747)
Accumulated other comprehensive loss	(1,567)	(1,543)
Total News Corporation stockholders' equity	8,704	8,774
Noncontrolling interests	606	615
Total equity	9,310	9,389
Total liabilities and equity	$15,343	$15,504

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	For the three months ended September 30,
	2025	2024
Operating activities:
Net income	$150	$144
Net loss from discontinued operations, net of tax	—	5
Net income from continuing operations	150	149
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization	117	112
Operating lease expense	17	18
Equity losses of affiliates	2	3
Impairment charges	5	—
Deferred income taxes	18	15
Other, net	(3)	(23)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(77)	(130)
Inventories, net	(3)	(24)
Accounts payable and other liabilities	(141)	(94)
Net cash provided by operating activities from continuing operations	85	26
Investing activities:
Capital expenditures	(81)	(75)
Proceeds from sales of property, plant and equipment	1	—
Acquisitions, net of cash acquired	(41)	(12)
Purchases of investments in equity affiliates and other	(17)	(51)
Proceeds from sales of investments in equity affiliates and other	38	22
Other, net	(1)	—
Net cash used in investing activities from continuing operations	(101)	(116)
Financing activities:
Borrowings	—	56
Repayment of borrowings	(6)	(57)
Repurchase of shares	(92)	(38)
Dividends paid	(47)	(35)
Other, net	(34)	(35)
Net cash used in financing activities from continuing operations	(179)	(109)
Cash flows from discontinued operations:
Net cash (used in) provided by operating activities from discontinued operations	(5)	39
Net cash used in investing activities from discontinued operations	—	(20)
Net cash used in financing activities from discontinued operations	—	(38)
Net cash used in discontinued operations	(5)	(19)
Net change in cash and cash equivalents, including discontinued operations	(200)	(218)
Effect of exchange rate changes on cash and cash equivalents, including discontinued operations	(5)	36
Cash and cash equivalents, including discontinued operations, beginning of year	2,403	1,960
Cash and cash equivalents, including discontinued operations, end of period	2,198	1,778
Less: Cash and cash equivalents at end of period of discontinued operations	—	(15)
Cash and cash equivalents	$2,198	$1,763

NOTE 1 – TOTAL SEGMENT EBITDA
Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net, income tax (expense) benefit and net income (loss) from discontinued operations, net of tax. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).
Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss) from continuing operations, cash flow from continuing operations and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following table reconciles net income from continuing operations to Total Segment EBITDA for the three months ended September 30, 2025 and 2024:

	For the three months ended September 30,
	2025	2024	Change	% Change
	(in millions)
Net income from continuing operations	150	149	1	1%
Reconciling items:
Income tax expense from continuing operations	62	61	1	2%
Other, net	(4)	(22)	18	82%
Interest income, net	(6)	—	(6)	**
Equity losses of affiliates	2	3	(1)	(33)%
Impairment and restructuring charges	19	22	(3)	(14)%
Depreciation and amortization	117	112	5	4%
Total Segment EBITDA	$340	$325	$15	5%
** Not meaningful

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”), charges for other significant, non-ordinary course legal or regulatory matters (“litigation charges”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.
The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following table reconciles reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three months ended September 30, 2025 and 2024:

	Revenues			Total Segment EBITDA
	For the three months ended September 30,			For the three months ended September 30,
	2025	2024	Difference	2025	2024	Difference
	(in millions)			(in millions)
As reported	$2,144	$2,096	$48	$340	$325	$15
Impact of acquisitions	(11)	—	(11)	3	—	3
Impact of divestitures	(1)	(4)	3	1	2	(1)
Impact of foreign currency fluctuations	(4)	—	(4)	2	—	2
Net impact of U.K. Newspaper Matters	—	—	—	1	2	(1)
As adjusted	$2,128	$2,092	$36	$347	$329	$18

Foreign Exchange Rates
Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for the three months ended September 30, 2025 and 2024 are as follows:

Fiscal Year 2026
Q1
U.S. Dollar per Australian Dollar	$0.65
U.S. Dollar per British Pound Sterling	$1.35

Fiscal Year 2025
Q1
U.S. Dollar per Australian Dollar	$0.67
U.S. Dollar per British Pound Sterling	$1.30

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended September 30, 2025 and 2024 are as follows:

	For the three months ended September 30,
	2025	2024	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Dow Jones	$579	$552	5%
Digital Real Estate Services	485	455	7%
Book Publishing	522	546	(4)%
News Media	542	539	1%
Other	—	—	—%
Adjusted Total Revenues	$2,128	$2,092	2%

Adjusted Segment EBITDA:
Dow Jones	$145	$131	11%
Digital Real Estate Services	164	141	16%
Book Publishing	58	81	(28)%
News Media	29	19	53%
Other	(49)	(43)	(14)%
Adjusted Total Segment EBITDA	$347	$329	5%

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended September 30, 2025 and 2024:

	For the three months ended September 30, 2025
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$586	$(4)	$—	$(3)	$—	$579
Digital Real Estate Services	479	—	(1)	7	—	485
Book Publishing	534	(7)	—	(5)	—	522
News Media	545	—	—	(3)	—	542
Other	—	—	—	—	—	—
Total Revenues	$2,144	$(11)	$(1)	$(4)	$—	$2,128

Segment EBITDA:
Dow Jones	$144	$1	$—	$—	$—	$145
Digital Real Estate Services	158	1	1	4	—	164
Book Publishing	58	1	—	(1)	—	58
News Media	30	—	—	(1)	—	29
Other	(50)	—	—	—	1	(49)
Total Segment EBITDA	$340	$3	$1	$2	$1	$347

	For the three months ended September 30, 2024
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$552	$—	$—	$—	$—	$552
Digital Real Estate Services	457	—	(2)	—	—	455
Book Publishing	546	—	—	—	—	546
News Media	541	—	(2)	—	—	539
Other	—	—	—	—	—	—
Total Revenues	$2,096	$—	$(4)	$—	$—	$2,092

Segment EBITDA:
Dow Jones	$131	$—	$—	$—	$—	$131
Digital Real Estate Services	140	—	1	—	—	141
Book Publishing	81	—	—	—	—	81
News Media	18	—	1	—	—	19
Other	(45)	—	—	—	2	(43)
Total Segment EBITDA	$325	$—	$2	$—	$2	$329

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS
The Company uses net income (loss) attributable to News Corporation stockholders from continuing operations and diluted earnings per share from continuing operations (“EPS”) excluding expenses related to U.K. Newspaper Matters, litigation charges, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders from continuing operations and net income (loss) per share from continuing operations as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following table reconciles reported net income attributable to News Corporation stockholders from continuing operations and reported diluted EPS to adjusted net income attributable to News Corporation stockholders and adjusted EPS for the three months ended September 30, 2025 and 2024:

	For the three months ended September 30, 2025		For the three months ended September 30, 2024
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income from continuing operations	$150		$149
Less: Net income attributable to noncontrolling interests from continuing operations	(38)		(31)
Net income attributable to News Corporation stockholders from continuing operations	$112	$0.20	$118	$0.21
U.K. Newspaper Matters	1	—	2	—
Impairment and restructuring charges	19	0.03	22	0.04
Other, net	(4)	—	(22)	(0.04)
Tax impact on items above	(7)	(0.01)	(3)	(0.01)
Impact of noncontrolling interest on items above	1	—	—	—
As adjusted	$122	$0.22	$117	$0.20

NOTE 4 – CONSTANT CURRENCY REVENUES

The Company believes that the presentation of revenues excluding the impact of foreign currency fluctuations (“constant currency revenues”) provides useful information regarding the performance of the Company’s core business operations exclusive of distortions between periods caused by the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar as described in Note 2.

Constant currency revenues are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for revenues as determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following table reconciles reported revenues to constant currency revenues for the three months ended September 30, 2025:

	Q1 Fiscal 2025	Q1 Fiscal 2026	FX impact	Q1 Fiscal 2026 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Consolidated results:
Circulation and subscription	$743	$782	$6	$776	5%	4%
Advertising	321	317	1	316	(1)%	(2)%
Consumer	521	510	5	505	(2)%	(3)%
Real estate	357	370	(6)	376	4%	5%
Other	154	165	(2)	167	7%	8%
Total revenues	$2,096	$2,144	$4	$2,140	2%	2%

Dow Jones:
Circulation and subscription	$459	$491	$3	$488	7%	6%
Advertising	85	85	—	85	—%	—%
Other	8	10	—	10	25%	25%
Total Dow Jones segment revenues	$552	$586	$3	$583	6%	6%

Digital Real Estate Services:
Circulation and subscription	$2	$2	$—	$2	—%	—%
Advertising	38	41	—	41	8%	8%
Real estate	357	370	(6)	376	4%	5%
Other	60	66	(1)	67	10%	12%
Total Digital Real Estate Services segment revenues	$457	$479	$(7)	$486	5%	6%

REA Group revenues	$318	$327	$(7)	$334	3%	5%

	Q1 Fiscal 2025	Q1 Fiscal 2026	FX impact	Q1 Fiscal 2026 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Book Publishing:
Consumer	$521	$510	$5	$505	(2)%	(3)%
Other	25	24	—	24	(4)%	(4)%
Total Book Publishing segment revenues	$546	$534	$5	$529	(2)%	(3)%

News Media:
Circulation and subscription	$282	$289	$3	$286	2%	1%
Advertising	198	191	1	190	(4)%	(4)%
Other	61	65	(1)	66	7%	8%
Total News Media segment revenues	$541	$545	$3	$542	1%	—%